Exhibit 99.1

Winland Electronics Promotes Brian Lawrence to Chief Financial Officer and SVP

Mankato, Minn. / March 28, 2010 - Winland Electronics, Inc. (NYSE Amex: WEX) today announced that it had named Brian D. Lawrence Chief Financial Officer and Senior Vice President of the Company.

Lawrence, 40, joined Winland Electronics in August 2004, as its Senior Cost Accountant and has served as Controller since April 2005. From May 2002 to August 2004 Mr. Lawrence served as Oracle Systems Implementation Manager for Midwest Electric Products, a division of General Electric Co.  From June 1993 to May 2002, Mr. Lawrence held accounting positions at various companies, including field financial representative, plant accountant, finance specialist and finance manager.

“Throughout his time at Winland, Brian has been instrumental in our company’s operations,” said Thomas Goodmanson, Winland’s Chairman of the Board of Directors.  “Since the sale of our EMS business, he has played a critical role in restructuring our operations, maintaining the focus on our Proprietary Products business, and setting a clear direction for our future growth.”

About Winland Electronics

Winland Electronics, Inc. (www.winland.com) is an industry leader in the design and manufacture of critical condition monitoring devices. Products including EnviroAlert, WaterBug, TempAlert and Vehicle Alert, and re designed to monitor critical conditions for industries including healthcare and medical, grocery and food service, commercial and industrial, agriculture and residential. Proudly made in the USA, Winland products are compatible with any hardwire or wireless alarm system and are available worldwide.  Headquartered in Mankato, MN, Winland trades on the NYSE Amex Exchange under the symbol WEX.

CONTACT:	Brian Lawrence	Tony Carideo
	CFO & Senior Vice President	The Carideo Group, Inc.
	(507) 625-7231	(612) 317-2881
	bdlawrence@winland.com	tony@carideogroup.com

Cautionary Statements

Certain statements contained in this press release and other written and oral statements made from time to time by the Company do not relate strictly to historical or current facts. As such, they are considered forward-looking statements, which provide current expectations or forecasts of future events. The statements included in this release with respect to the following matters are forward looking statements; (i) that the Company’s restructuring of operations will be successful; and (ii) that the Company will be able to attain future growth.  Consequently, no forward-looking statement can be guaranteed and actual results may vary materially.